EXHIBIT 10.27
Bonuses for Fiscal Year 2007 and Base Salaries for Fiscal Year 2008 for Named Executive Officers

	2007	2008
Name and Title	Bonus	Salary

Hollings C. Renton Chairman of the Board, President and Chief Executive Officer	$480,000	$565,000

Laura A. Brege Executive Vice President and Chief Operating Officer	$250,000	$425,000

Henry J. Fuchs, M.D. Executive Vice President and Chief Medical Officer	$210,000	$417,000

Randy A. Kelly Senior Vice President, Sales and Marketing	$135,000	$355,000

Gregory W. Schafer Vice President and Chief Financial Officer	$105,000	$300,000

Gregory J. Giotta, J.D., Ph.D. Vice President and Chief Legal Counsel	$105,000	$307,000

Edward F. Kenney Executive Vice President and Chief Commercial Officer	$207,200	(1)

1)	As previously disclosed, Mr. Kenney retired effective December 31, 2007.